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                   Baxter International Inc. and Subsidiaries

         Exhibit 12 - Computation of Ratio of Earnings to Fixed Charges
                    (unaudited - in millions, except ratios)

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Years ended December 31,                                   2002          2001          2000          1999          1998
                                                            (B)           (B)           (B)                         (B)
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
Income from continuing operations
         before income taxes and cumulative
         effect of accounting change                     $1,397        $  979        $  970        $1,085          $521
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Fixed charges
         Interest costs                                     100           129           134           122           151
         Estimated interest in rentals (A)                   46            36            32            29            26
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Fixed charges as defined                                    146           165           166           151           177
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Adjustments to income
         Interest costs capitalized                         (30)          (22)          (14)          (10)           (4)
         Other                                               (1)           (1)           (2)           (2)           --
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         Income as adjusted                              $1,512        $1,121        $1,120        $1,224          $694
========================================================================================================================

Ratio of earnings to fixed charges                        10.36          6.79          6.75          8.11          3.92
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Three months ended March 31,                                                                                       2003
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Income from operations before income taxes                                                                         $286
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Fixed charges
         Interest costs                                                                                              39
         Estimated interest in rentals (A)                                                                           12
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Fixed charges as defined                                                                                             51
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Adjustments to income
         Interest costs capitalized                                                                                  (9)
         Other                                                                                                       (4)
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         Income as adjusted                                                                                        $324
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Ratio of earnings to fixed charges                                                                                 6.35
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Note:  The ratio of earnings to fixed charges is calculated in accordance with the rules of the Securities and Exchange Commission, which are not the same as the interest rate coverage covenants included in the company's principal credit facilities.

(A)    Represents the estimated interest portion of rents.

(B) The following special charges were included in income from continuing operations before income taxes, and impacted the calculation of the ratio of earnings to fixed charges.

       2002: $189 million charge for in-process research and development and other special charges.
       2001: $280 million charge for in-process research and development and other special charges, $189 million charge relating to discontinuing the A, AF and AX series dialyzers.
       2000: $286 million charge for in-process research and development and other special charges.
       1998: $116 million in-process research and development charge, $178 million net litigation charge, $122 million exit and reorganization costs charge.